Exhibit 99.1

MCEWEN MINING REPORTS Q1 2018 PRODUCTION RESULTS

TORONTO, Apr 16, 2018 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) reports consolidated production for Q1 2018 of 35,069 gold ounces and 695,651 silver ounces, or 44,344 gold equivalent ounces(1)(“GEOs”), using a 75:1 gold to silver ratio.

Consolidated Production Summary

	Q1 ‘18	Q4 ‘17	Q3 ‘17	Q2 ‘17	Q1 ‘17
Gold ounces	35,069	48,609	19,051	22,191	20,096
Silver ounces	695,651	926,739	749,749	779,487	722,767
GEOs	44,344	60,965	29,047	32,584	29,733

Highlights of the first quarter from our three producing mines and our newest mine in Nevada, which is under construction, are as follows:

Gold Bar Mine, USA (100%)

Construction activities at Gold Bar focused on finishing civil works related to the heap leach pad, ponds and site infrastructure, in preparation for major equipment and material deliveries in the second quarter. Construction is advancing on schedule for completion by the end of 2018. During the first three years of operation beginning in 2019 Gold Bar is projected to produce 55,000, 74,000 and 68,000 ounces of gold respectively.

Black Fox Mine, Canada (100%)

Black Fox produced 12,078 GEOs, in line with our full year production guidance for 2018 of 48,000 GEOs. A $12 million exploration program is ongoing across the Black Fox Complex, drilling results and other developments will be released quarterly, with the next update anticipated by the end of April.

A new technical report and resource/reserve estimates for the Black Fox Complex was published on April 6, 2018. The complete report, with an effective date of October 31, 2017, is available on the Company’s website and on www.sedar.com. For comparative purposes the previous resource/reserve estimates by the former property owner had an effective date of December 31, 2016. The new mineral resource estimate for the Black Fox Mine resulted in a 40% increase in gold resource in the Indicated category to 538,000 ounces, and a decrease of 2% in the Inferred category to 44,000 ounces (see Table i). The overall increase is mainly attributable to improvements in methodology used to constrain high and low-grade domains within lithological and alteration envelopes. This significantly reduced internal dilution that previously resulted in the exclusion of potential resource. Additionally, capping grades and variography parameters were reviewed and tailored to each domain.

The new mineral reserve estimate for the Black Fox Mine resulted in a 2% increase in Proven and Probable gold reserves to 113,000 ounces (see Table ii).

Resource estimates for the Froome and Grey Fox deposits were also updated. The new Froome resource estimate is in line with the previous estimate. At Grey Fox, the updated resource considered a potential underground mining scenario (previously open pit and underground) and was calculated using additional drill hole data, updated geological and structural interpretations and tighter controls on the estimation process. Comparing underground resources only, gold resource in the Indicated category increased by 44% to 465,000 ounces, and the Inferred category decreased by 32% to 100,000 ounces.

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El Gallo Mine, Mexico (100%)

El Gallo produced 12,217 GEOs, in line with our budget and full year production guidance for 2018 of 32,000 GEOs. Mining from the existing open pits will cease in Q2, while heap leaching activities are expected continue until 2020, or as long as it remains economical to do so. Operating expenses will diminish significantly in Q2, while gold production will decline more gradually, resulting in an overall reduction in cost per ounce produced for the balance of 2018.

San José Mine, Argentina (49%)

Our attributable production from San José was 10,822 gold ounces and 692,052 silver ounces, for a total of 20,049 GEOs. Production at San José in the first quarter is typically lower than other quarters due to regularly scheduled maintenance, however the mine is on-track to achieve our full year guidance for 2018 of 91,000 GEOs. We received approximately $5 million in dividends from our interest in San José during Q1, and with spot gold and silver prices significantly above budget, we expect to continue to receive dividends in each of the subsequent quarters.

First Quarter Financial Results

Operating costs for the quarter ended March 31, 2018 will be released with our 10-Q Quarterly Financial Statements in early May. As of April 6, 2018 we are debt-free with liquid assets of approximately $52 million.

Table i: Mineral Resource Statement, Black Fox Complex, SRK Consulting (Canada) Inc., October 31, 2017

Classification		Cut-off Grade Gold (g/t)	Quantity (‘000 t)	Grade Gold (g/t)	Contained Metal Gold (‘000 oz)
Indicated Mineral Resource
Underground	Black Fox	3.00	2,145	7.80	538
	Froome	3.20	941	5.26	159
	Grey Fox	3.60	2,177	6.64	465
Total Indicated			5,263	6.87	1,162
Inferred Mineral Resource
Underground	Black Fox	3.00	216	6.35	44
	Froome	3.20	125	4.70	19
	Grey Fox	3.60	453	6.83	100
Total Inferred			794	6.36	163

•   Mineral resources are not mineral reserves and do not have demonstrated economic viability. All figures rounded to reflect the relative accuracy of the estimates. Composites were capped where appropriate. Mineral resources reported at variable cut-off grades as indicated, assuming an underground extraction scenario, a gold price of US$1,500/oz, C$:US$ exchange rate of 1.25; and metallurgical gold recoveries of 96 percent for Black Fox, 90 percent for Froome and 80 percent for Grey Fox.

Table ii: Mineral Reserve Statement, Black Fox Mine, SRK Consulting (Canada) Inc., October 31, 2017

Classification	Quantity (‘000 t)	Grade Gold (g/t)	Contained Metal Gold (‘000 oz)
Proven Mineral Reserve
Underground	—	—	—
Total Proven	—	—	—
Probable Mineral Reserve
Underground	395	8.88	113
Total Probable	395	8.88	113

•   Mineral reserves are included in the mineral resources. All figures have been rounded to reflect the relative accuracy of the estimate. Mineral reserves are based on a cut-off value of 3.72 g/t gold (4.28 g/t including 15% dilution) assuming a gold price of US$1,250/oz, a C$:US$ exchange rate of 1.25:1:00, milling recoveries of 96%, royalty of 4.55%, and operating cost of C$171/t. Mineral reserves are stated at a mill feed reference point and include for diluting materials and mining losses.

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About McEwen Mining

McEwen has the goal to qualify for inclusion in the S&P 500 Index by creating a profitable gold and silver producer focused in the Americas. McEwen’s principal assets consist of: the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo Gold mine in Mexico; the Black Fox mine in Timmins, Canada; the Gold Bar mine in Nevada, currently under construction; and the large Los Azules copper project in Argentina, advancing towards development.

McEwen has a total of 337 million shares outstanding. Rob McEwen, Chairman and Chief Owner, owns 24% of the shares.

Footnotes

(1)                   ‘Gold Equivalent Ounces’ are calculated based on a 75:1 gold to silver ratio.

(2)                   The San José Mine is 49% owned by McEwen Mining Inc. and 51% owned and operated by Hochschild Mining plc.

All dollar amounts are US Dollars

Reliability of Information Regarding San José

Minera Santa Cruz S.A., the owner of the San José Mine, is responsible for and has supplied to the Company all reported results from the San José Mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

Technical Information

The technical contents of this news release has been reviewed and approved by Nathan M. Stubina, Ph.D., P.Eng., FCIM, Managing Director and a Qualified Person as defined by Canadian Securities Administrators National Instrument 43-101 “Standards of Disclosure for Mineral Projects”.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, and other risks. The Company’s dividend policy will be reviewed periodically by the Board of Directors and is subject to change based on certain factors such as the capital needs of the Company and its future operating results. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

Mihaela Iancu Investor Relations (647) 258-0395 ext 320 info@mcewenmining.com	Facebook facebook.com/mcewenrob Website www.mcewenmining.com Twitter twitter.com/mcewenmining	150 King Street West Suite 2800,P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 (866) 441-0690

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